Exhibit 10.1

INTRAWARE, INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the "Agreement") is made and entered into by and between Justin Benson (the "Officer") and Intraware, Inc. (the "Company"), effective as of the latest date set forth by the signatures of the parties hereto below.

R E C I T A L S

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control as a means of enhancing stockholder value. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Officer and can cause the Officer to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Officer, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B. The Board believes that it is in the best interests of the Company and its stockholders to provide the Officer with an incentive to continue his employment and to motivate the Officer to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

C. The Board believes that it is imperative to provide the Officer with certain severance benefits upon Officer's termination of employment following a Change of Control which provides the Officer with enhanced financial security and provides incentive and encouragement to the Officer to remain with the Company notwithstanding the possibility of a Change of Control.

D. Certain capitalized terms used in the Agreement are defined in Section 6 below.

The parties hereto agree as follows:

1. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and the Officer acknowledge that the Officer's employment is and shall continue to be at-will, as defined under applicable law. If the Officer's employment terminates for any reason, including (without limitation) any termination prior to the announcement of a Change of Control, the Officer shall not be entitled to any payments, benefits, damages, awards or compensation except for those payments that may be available in accordance with the Company's established employee plans and practices or pursuant to other agreements with the Company.

3. Severance Benefits.

(a) Termination In Connection With a Change of Control. If the Officer's employment terminates as a result of Involuntary Termination (as defined below) and such termination is other than for Cause (as defined below) and is within the period commencing on the Company's public announcement of a proposed Change of Control and prior to the earlier of (A) the twelve (12) month period following the consummation of the proposed Change of Control, or (B) the Company's public announcement that the proposed Change of Control will not occur (a "Severance Termination"), then, subject to Section 5, the Officer shall be entitled to receive the following severance benefits:

(1) Severance Payment. A cash payment in an amount equal to fifty percent (50%) of the Officer's Annual Compensation, plus fifty percent (50%) of the Officer's target bonus award, plus fifty percent (50%) of his annualized commissions based on the commissions he has earned during the six (6) months immediately preceding the Termination Date;

(2) Continued Employee Benefits. Reimbursement for one hundred percent (100%) of premiums paid for Company group health, dental and vision insurance coverage at the same level of coverage as was provided to such Officer (and any eligible dependents if the eligible dependents were covered immediately prior to the Severance Termination) immediately prior to the Severance Termination, payable when such premiums are due (provided Officer validly elects to continue coverage under COBRA) (the "Company-Paid Coverage"). Company-Paid Coverage shall continue until the earlier of (i) six (6) months from the date of the Involuntary Termination or (ii) the date that the Officer and his dependents become covered under another employer's group health, dental or vision insurance plans that provide Officer and his dependents with comparable benefits and levels of coverage.

(3) Equity Compensation Accelerated Vesting. All outstanding stock awards held by Officer which are unvested as of the Termination Date of Officer's Severance Termination shall immediately become fully vested and exercisable as of such Termination Date (but, in no event, shall any stock award become vested and exercisable as to more than one hundred percent (100%) of the shares subject to such award). All of Officer's stock options and stock appreciation rights (including the portion of such awards which becomes vested pursuant to this Section) shall remain exercisable for such period of time as is prescribed in the respective stock option or stock appreciation right agreements.

(4) Timing of Severance Payments. Any severance payment to which Officer is entitled under Section 3(a)(1) shall be paid by the Company to the Officer (or to the Officer's successor in interest, pursuant to Section 7(b)) in cash and in full, not later than thirty (30) calendar days following the Termination Date, subject to Section 9(f).

(b) Voluntary Resignation; Termination For Cause. If the Officer's employment terminates by reason of the Officer's voluntary resignation (and is not an Involuntary Termination), or if the Officer is terminated for Cause, then the Officer shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing equity, severance and benefits plans and practices or pursuant to other agreements with the Company.

(c) Disability; Death. If the Company terminates the Officer's employment as a result of the Officer's Disability, or such Officer's employment is terminated due to the death of the Officer, then the Officer shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and practices or pursuant to other agreements with the Company.

(d) Termination Apart from Change of Control. In the event the Officer's employment is terminated for any reason, either prior to the announcement of a Change of Control or after the twelve (12)-month period following a Change of Control, then the Officer shall be entitled to receive severance and any other benefits only as may then be established under the Company's existing severance and benefits plans and practices or pursuant to other agreements with the Company.

(e) Change in Officer Status. In the event the Officer ceases to be an "executive officer" of the Company, for purposes of Section 401(b) of Regulation S-K under the Securities Exchange Act of 1934, one hundred eighty (180) or more days prior to any Change of Control or the Company's public announcement of a proposed Change of Control, then the Officer shall be entitled to receive severance and any other benefits only as may then be established under the Company's existing severance and benefits plans and practices or pursuant to other agreements with the Company, provided such change in the Officer's status was at the Officer's written request or pursuant to a substantial and bona fide change in the Officer's responsibilities and was not initiated by the Company for the purpose of avoiding the Company's obligations hereunder.

4. Attorney Fees, Costs and Expenses. The Company shall reimburse Officer for the reasonable attorney fees, costs and expenses incurred by the Officer in connection with any action brought by Officer to enforce his rights hereunder, provided Officer prevails on at least one material issue in such dispute.

5. Limitation on Payments.

(a) In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Officer (i) constitute "parachute payments" within the meaning of Section 280G of Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then the Officer's severance benefits under Section 3(a)(1) shall be either

(A) delivered in full, or

(B) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Officer on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any taxes due under Section 4999 shall be the responsibility of the Officer.

(b) If a reduction in the payments and benefits that would otherwise be paid or provided to the Officer under the terms of this Agreement is necessary to comply with the provisions of Section 5(a), the Officer shall be entitled to select which payments or benefits will be reduced and the manner and method of any such reduction of such payments or benefits (including but not limited to the number of stock awards that would vest under Section 3(a)) subject to reasonable limitations (including, for example, express provisions under the Company's benefit plans) (so long as the requirements of Section 5(a) are met). Within thirty (30) days after the amount of any required reduction in payments and benefits is finally determined in accordance with the provisions of Section 5(c), the Officer shall notify the Company in writing regarding which payments or benefits are to be reduced. If no notification is given by the Officer, the Company will determine which amounts to reduce. If, as a result of any reduction required by Section 5(a), amounts previously paid to the Officer exceed the amount to which the Officer is entitled, the Officer will promptly return the excess amount to the Company.

(c) Unless the Company and the Officer otherwise agree in writing, any determination required under this Section 5 shall be made in writing by a major national "Big Four" accounting firm selected by the Company (the "Accountants"), whose determination shall be conclusive and binding upon the Officer and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may, after taking into account the information provided by the Officer, make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Officer shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Annual Compensation. "Annual Compensation" means an amount equal to the greater of (i) Officer's base salary for the twelve (12) months preceding the Change of Control or (ii) Officer's base salary on an annualized basis.

(b) Cause. "Cause" shall mean (i) any act of personal dishonesty taken by the Officer in connection with his responsibilities as an Officer and intended to result in substantial personal enrichment of the Officer; (ii) the conviction of a felony; (iii) a willful act by the Officer that constitutes gross misconduct and that is injurious to the Company; or (iv) for a period of not less than thirty (30) days following delivery to the Officer of a written demand for performance from the Company that describes the basis for the Company's belief that the Officer has not substantially performed his duties, continued violations by the Officer of the Officer's obligations to the Company that are demonstrably willful and deliberate on the Officer's part. Any dismissal for Cause in accordance with Subsection (iv) of this Section 6(b) must be approved by the Board prior to the dismissal date.

(c) Change of Control. "Change of Control" means the occurrence of any of the following events:

(i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities;

(ii) A change in the composition of the Board occurring within a twelve (12)-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such surviving entity's parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or such surviving entity's parent outstanding immediately after such merger or consolidation;

(iv) The consummation of the sale or disposition by the Company of all or seventy-five percent (75%) or more of the Company's assets.

(d) Disability. "Disability" shall mean that the Officer has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Officer or the Officer's legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days' written notice by the Company of its intention to terminate the Officer's employment. In the event that the Officer resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(e) Involuntary Termination. "Involuntary Termination" shall mean, the Officer's voluntarily resignation following a (i) material reduction in the: (A) Officer's base compensation; (B) Officer's authority, duties, or responsibilities; (C) authority, duties, or responsibilities of the Officer's supervisor to whom the Officer is required to report, including a requirement to report to a corporate officer or employee, instead of reporting directly to the Board; or (D) budget over which the Officer must perform his services; (ii) material change in the Officer's geographic location relative to the Officer's geographic location prior to the Change of Control; (iii) any other action or inaction that constitutes a material breach of the terms of this Agreement; or (iv) any termination of the Officer by the Company that is not effected for Disability or for Cause. In addition, for purposes of this Section 6(e), upon any such voluntary termination the Officer must provide notice to the Company of the existence of the one or more of the above conditions within ninety (90) days of its initial existence and the Company must be provided at least thirty (30) days to remedy the condition.

(f) Termination Date. "Termination Date" shall mean (i) if this Agreement is terminated by the Company for Disability, thirty (30) days after notice of termination is given to the Officer (provided that the Officer shall not have returned to the performance of the Officer's duties on a full-time basis during such thirty (30)-day period); (ii) if the Officer's employment is terminated by the Company for any other reason, the date on which a notice of termination is given, or (iii) if the Agreement is terminated by the Officer, the date on which the Officer delivers the notice of termination to the Company.

7. Successors.

(a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Officer's Successors. The terms of this Agreement and all rights of the Officer hereunder shall inure to the benefit of, and be enforceable by, the Officer's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Officer, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination by the Company for Cause or by the Officer as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Officer to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Officer hereunder or preclude the Officer from asserting such fact or circumstance in enforcing his rights hereunder.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Officer shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Officer may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Officer and by an authorized officer of the Company (other than the Officer). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. This Agreement and any outstanding stock option agreements represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same. Other than the agreements described in the preceding sentence, no agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California without regard to principles of conflicts of laws.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(h) 409A Compliance. The Officer and the Company agree to comply with any revisions to the final regulations of Section 409A of the Code or other official guidance interpreting Section 409A of the Code that the Treasury provides after the execution of this Agreement that would require such benefits to be provided in a different form or manner to comply with Section 409A. The Officer and the Company agree to amend this Agreement to include any different form or manner of payment in order to comply with such Treasury guidance. The Officer and the Company agree to cooperate with each other and to take reasonably necessary steps in this regard.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	INTRAWARE, INC.

By: /s/ Peter H. Jackson Title: Chief Executive Officer Date: June 19, 2007

OFFICER	/s/ Justin Benson Date: June 19, 2007